Amendment no. 1 to pricing supplement dated June 21, 2023
To prospectus dated April 13, 2023,

prospectus supplement dated April 13, 2023,

product supplement no. 3-I dated April 13, 2023 and

underlying supplement no. 1-I dated April 13, 2023

Registration Statement Nos. 333-270004 and 333-270004-01 Dated June 28, 2023 Rule 424(b)(8)

JPMorgan Chase Financial Company LLC

Structured Investments	$500,000 Capped Notes Linked to the S&P 500® Index due June 25, 2025 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated June 21, 2023 (CUSIP: 48133XLZ7), related to the notes referred to above (the “pricing supplement”), the “Comparable Yield and Projected Payment Schedule” is as follows:

COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We have determined that the “comparable yield” is an annual rate of 5.58%, compounded semiannually. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of a single payment at maturity, equal to $1,116.20. Assuming a semiannual accrual period, the following table sets out the amount of OID that will accrue with respect to a note during each calendar period, based upon our determination of the comparable yield and projected payment schedule.

Calendar Period	Accrued OID During Calendar Period (Per $1,000 Principal Amount Note)	Total Accrued OID from Original Issue Date (Per $1,000 Principal Amount Note) as of End of Calendar Period
June 26, 2023 through December 31, 2023	$28.54	$28.54
January 1, 2024 through December 31, 2024	$58.20	$86.74
January 1, 2024 through June 25, 2025	$29.48	$116.22

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount of the payment that we will make on the notes. The amount you actually receive at maturity or earlier sale or exchange of your notes will affect your income for that year, as described in the pricing supplement dated June 21, 2023 under “Treatment as Contingent Payment Debt Instruments.”

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•	Pricing supplement dated June 21, 2023:

https://www.sec.gov/Archives/edgar/data/19617/000121390023051343/ea156937_424b2.htm

•	Product supplement no. 3-I dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf
•	Underlying supplement no. 1-I dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf